Exhibit T3A10

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:46 PM 06/27/2012
FILED 01:46 PM 06/27/2012
SRV 120783297 - 5176233 FILE

CERTIFICATE OF FORMATION

OF

ARCH WESTERN ACQUISITION, LLC

This Certificate of Formation of Arch Western Acquisition, LLC (the “Company”) is being duly executed and filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended.

FIRST. The name of the limited liability company formed hereby is Arch Western Acquisition, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation of Arch Western Acquisition, LLC this 27th day of June, 2012.

ARCH WESTERN ACQUISITION CORPORATION

By:	/s/ Jon S. Ploetz
Name:	Jon S. Ploetz
Title:	Secretary